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RENAISSANCE CAPITAL GREENWICH FUNDS
RENAISSANCE CAPITAL LLC
RENAISSANCE CAPITAL INVESTMENTS, INC.

CODE OF ETHICS

Dated: November 16, 2018

WHEREAS, RENAISSANCE CAPITAL GREENWICH FUNDS (the “Trust”) is a registered investment company under the Investment Company Act of 1940, as amended (the “ICA”); and

WHEREAS, RENAISSANCE CAPITAL LLC (the “Investment Adviser”) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, RENAISSANCE CAPITAL INVESTMENTS, INC. (the “Broker Dealer”) is registered as a broker dealer under FINRA; and

WHEREAS, Rule 17j-1 under the ICA requires the Trust and the Investment Adviser to each adopt a Code of Ethics and Rule 204A-1 under the Investment Advisers Act, as amended (“Rule 204A-1”) requires that the Investment Adviser establish, maintain and enforce a Code of Ethics;

WHEREAS, the purpose of Rule 17j-1 is to prevent affiliated persons of the Trust in connection with the purchase or sale of a security held or to be acquired by the Trust from (i) employing any device, scheme or artifice to defraud the Trust; (ii) making any untrue statements of material fact to the Trust or omitting to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading; (iii) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust; (iv) or engaging in any manipulative practice with respect to the Trust and the purpose of Rule 204A-1 is to ensure that the Investment Adviser establishes a standard of business conduct for its supervised persons, which standard must reflect the fiduciary obligations of the Investment Adviser and its supervised persons;

WHEREAS, the Trust and Investment Adviser hereby adopted this Code of Ethics on the 15th day of May, 2009, as amended on the 17th day of February, 2012, the 5th day of October, 2015 and the 10th day of May, 2018;

NOW, THEREFORE, the Trust, Investment Adviser and Broker Dealer adopts this amendment to the Code of Ethics as of the 16th day of November, 2018.

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I.	DEFINITIONS

For purposes of this Code of Ethics the following terms shall have the meanings set forth below:

A.	“Access Person” means any director[1], officer, or advisory person of the Trust, the Investment Adviser or Principal Underwriter; provided, however, that any persons who are access persons of any investment adviser of, administrator or principal underwriter for the Trust and who reports his or her securities and transactions to such investment adviser, administrator or principal underwriter in accordance with Rule 17j-1 of the ICA, shall not be deemed an access person of the Trust.

B.	“Advisory Person” means

1.       any officer, director or employee of the Trust, the Investment Adviser or administrator (or of any entity in a control relationship with the Trust, its Investment Adviser or administrator, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information (other than publicly available information) regarding the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.       any natural person directly or indirectly owning, controlling, or holding with power to vote, 25% or more of the outstanding voting securities of the Trust or its investment advisers who obtains information (other than publicly available information) concerning recommendations made by the Trust or its investment advisers with regard to the purchase or sale of a security.

C.	“Affiliated Persons” or “Affiliates” means

1.       any employee or Access Person of the Trust or the Investment Adviser, and any member of the immediate family (defined as spouse, child, mother, father, brother, sister, in-law or any other relative) of any such person who lives in

[1]	This Code of Ethics in places refers to directors. The definition of “director” in Section 2(a)(12) of the 1940 Act includes any director of a corporation or any person performing similar functions, including “any natural person who is a member of aboard of trustees of a management company created as a common-law trust”. For convenience, in this memorandum the term “director” also refers to “trustee”, and the term “board of directors” also refers to “board of trustees”.

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the same household as such person or who is financially dependent upon such person;

2.       any account for which any of the persons described above is a custodian, trustee or otherwise acting in a fiduciary capacity, or with respect to which any such person either has the authority to make investment decisions or from time to time gives investment advice; and

3.       any partnership, corporation, joint venture, trust or other entity in which any employee of the Trust or the Investment Adviser or Access Person of the Trust or the Investment Adviser directly or indirectly, in the aggregate, has a 10% or more beneficial interest or for which any such person is a general partner or an executive officer.

D.	“Beneficial ownership of a security” by any person includes securities held by: (a) a spouse, minor children or relatives who share the same home with such person; (b) an estate for such person’s benefit; (c) a trust, of which (i) such person is a trustee or such person or members of such person’s immediate family have a vested interest in the income or corpus of the trust, or (ii) such person owns a vested beneficial interest, or (iii) such person is the settlor and such person has the power to revoke the trust without the consent of all the beneficiaries; (d) a partnership in which such person is a partner; (e) a corporation (other than with respect to treasury shares of the corporation) of which such person is an officer, director or 10% stockholder; (f) any other person if, by reason of contract, understanding, relationship, agreement or other arrangement, such person obtains therefrom benefits substantially equivalent to those of ownership; or (g) such person’s spouse or minor children or any other person, if, even though such person does not obtain therefrom the above-mentioned benefits of ownership, such person can vest or revest title in himself at once or at some future time. A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security. Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or to direct the disposition of such security. A person is the beneficial owner of a security if he has the right to acquire beneficial ownership of such security at any time within sixty (60) days.

E.	“Control” means the power to exercise a controlling influence over the management or policies of a corporation. Any person who owns beneficially, either directly or through one or more controlled corporations, more than 25% of the voting securities of a corporation shall be presumed to control such corporation.

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F.	“Covered Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; provided, however, that “security” shall not mean:

1.       Securities issued or guaranteed by the Government of the United States, its agencies or instrumentalities;

2.       Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, or

3.       Shares of registered open-end investment companies other than funds for which the Investment Adviser serves as investment adviser and any other “Reportable Funds” as defined by section (e)(9)(ii) of Rule 204A-1.

G.	An “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

H.	“Investment Adviser” means Renaissance Capital and any successor entity.

I.	A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) [15 U.S.C. 77d(2) or 77d(6)] or pursuant to rule 504, rule 505, or rule 506 [17 CFR 230.504, 230. 505, or 230.506] under the Securities Act of 1933.

J.	“Principal Underwriter” of or for the Trust (unless the Trust becomes a closed-end company), or of any security issued by the Trust, means any underwriter who as principal purchases from the Trust, or pursuant to contract has the right (whether absolute or conditional) from time to time to purchase from the Trust, any security issued by the Trust for distribution, or who as agent for the Trust sells or has the right to sell any security issued by the Trust to a dealer or to the

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public or both, but does not include a dealer who purchases from the Trust through a principal underwriter acting as agent for such company.

K.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a security.

II.	COMPLIANCE WITH GOVERNING LAWS, REGULATIONS AND PROCEDURES

A.	All employees shall have and maintain knowledge of and shall comply strictly with all applicable Federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his or her activities.

B.	Each employee will be given a copy of the Code of Ethics at the time of his or her employment and will be provided with any amendments thereto no less than annually. Each Access Person is required to submit a statement at least annually that he or she has reviewed the Code of Ethics and any amendments thereto.

C.	All employees shall comply strictly with procedures established by the Trust and the Investment Adviser to ensure compliance with applicable Federal and state laws and regulations of governmental agencies and self-regulatory organizations. The employees shall not knowingly participate in, assist, or condone any acts in violation of any statute or regulation governing securities matters, nor any act which would violate any provision of this Code of Ethics, or any rules adopted thereunder.

D.	Each employee having supervisory responsibility shall exercise reasonable supervision over employees subject to his or her control, with a view to preventing any violation by such persons of applicable statutes or regulations, the procedures of the Trust, the Investment Adviser or the provisions of this Code of Ethics or procedures adopted in furtherance thereof.

E.	Any employee encountering evidence that acts in violation of applicable statutes or regulations or provisions of this Code of Ethics or procedures adopted in furtherance thereof have occurred shall report such evidence to the President of the Trust who will report to the Board of Trustees of the Trust.

III.	CONFIDENTIALITY OF TRANSACTIONS

A.	Information relating to the Trust’s portfolio and research and studies activities is confidential until publicly available. Whenever statistical information or research is supplied to or requested by the Trust, such information must not be disclosed to any persons other than persons designated by the President or the Board of

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Trustees of the Trust. If the Trust is considering a particular purchase or sale of a security, this must not be disclosed except to such duly authorized persons.

B.	Any employee authorized to place orders for the purchase or sale of securities on behalf of the Trust shall take all steps reasonably necessary to provide that all brokerage orders for the purchase and sale of securities for the account of the Trust will be so executed as to ensure that the nature of the transactions shall be kept confidential until the information is reported to the Securities and Exchange Commission or the Trust’s shareholders in the normal course of business.

C.	If any employee of the Trust or the Investment Adviser or any Access Person should obtain information concerning the Trust’s portfolio (including, the consideration by the Trust of acquiring, or recommending any security for the Trust’s portfolio), whether in the course of such person’s duties or otherwise, such person shall respect the confidential nature of this information and shall not divulge it to anyone unless it is properly part of such person’s services to the Trust to do so or such person is specifically authorized to do so by the President of the Trust.

IV.	ETHICAL STANDARDS

A.	Every employee, in making any investment recommendation or taking any investment action, shall exercise diligence and thoroughness, and shall have a reasonable and adequate basis for any such recommendations or action.

B.	Conflicts of interest generally result from a situation in which an individual has personal interests in a matter that is or may be competitive with his responsibilities to another person or entity (such as the Trust) or where an individual has or may have competing obligations or responsibilities to two or more persons or entities. In the case of the relationship between the Trust on the one hand, and its employees and Access Persons and their respective affiliates, on the other hand, such conflicts may result from the purchase or sale of securities for the account of the Trust and for the account of any affiliated person or from the purchase or sale for the account of the Trust of securities in which an Access Person or employee of the Trust, or his or her affiliates, has an interest. In these cases, all potential or actual conflicts must be disclosed and the first preference and priority must be to avoid such conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in a manner not disadvantageous to the client.

C.	No employee shall engage in outside employment in competition with the Trust, Investment Adviser or Broker Dealer, nor shall any employee engage in outside employment that constitutes a conflict of interest or the appearance of a conflict

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of interest with the Trust, Investment Adviser or Broker Dealer. Every employee seeking to engage in outside employment must submit a written request in order to obtain approval from the Investment Adviser prior to engagement in such employment.

D.	Every employee and Access Person and their respective affiliates, shall conduct themselves in a manner consistent with the highest ethical standards. They shall avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest, or the appearance of a conflict of interest, with the Trust or which may be otherwise detrimental to the interests of the Trust.

E.	An employee having discretion as to the selection of broker-dealers to execute securities transactions for the Trust shall select broker-dealers solely on the basis of the services provided directly or indirectly by such broker-dealers to the Trust. An employee shall not, directly or indirectly, receive a fee or commission from any source in connection with the sale or purchase of any security for the Trust.

F.	In addition, the Trust shall take all actions reasonably calculated to ensure that they engage broker-dealers to transact business with the Trust whose partners, officers and employees, and their respective affiliates, will conduct themselves in a manner consistent with the provisions of this Section IV.

V.	ACTIVITIES AND TRANSACTIONS OF ACCESS PERSONS

A.	No Access Person or affiliate of such Access Person shall engage in a purchase or sale of a security (including any option, warrant or other right or interest relating to such security), other than on behalf of the Trust, which security such Access Person or affiliate of such Access Person knows or reasonably expects the Trust to acquire or dispose of at a future time.

B.	Under no circumstances will an Access Person or affiliate of such Access Person engage in the purchase or sale of any security (including any option, warrant or other right or interest relating to such security) which, within the most recent thirty (30) calendar days, has had an Initial Public Offering.

C.	No Access Person shall recommend to, or cause or attempt to cause, the Trust to acquire, dispose of, or hold any security (including any option, warrant or other right or interest relating to such security) which such Access Person or an affiliate of such Access Person has direct or indirect beneficial ownership unless the Access Person shall first disclose in writing to the President of the Trust all facts reasonably necessary to identify the nature of the ownership of such Access Person or his or her affiliate in such security.

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D.	No Access Person shall acquire an unregistered security issued in a Limited Offering without obtaining the prior written approval of the President of the Trust. Under normal circumstances, such approval will not be withheld if the Access Person demonstrates in writing that: (1) the investment is not suitable for the Trust; (2) the investment opportunity was unique to the individual circumstances of the Access Person; and (3) no overreaching would or could occur. An Access Person who has been authorized to acquire securities in a private placement must disclose such investment to the President of the Trust when such Access Person plays a part in any subsequent consideration of any investment in the issuer by the Trust. The decision to purchase securities of the issuer for the Trust shall be subject to an independent review by the President of the Trust.

E.	No Access Person shall acquire direct or indirect beneficial ownership of, or otherwise purchase, securities issued during an Initial Public Offering.

F.	If, as a result of fiduciary obligations to other persons or entities, an Access Person believes that such person or an affiliate of such person is unable to comply with certain provisions of the Code of Ethics, such Access Person shall so advise the President of the Trust in writing, setting forth with reasonable specificity the nature of such fiduciary obligations and the reasons why such Access Person believes such person is unable to comply with any such provisions. The President of the Trust may, in his discretion, exempt such Access Person or an affiliate of such person from any such provisions, if the President of the Trust shall determine that the services of such Access Person are valuable to the Trust and the failure to grant such exemption is likely to cause such Access Person to be unable to render services to the Trust. Any Access Person granted an exemption (including, an exception for an affiliate of such person), pursuant to this Section shall, within three business days after engaging in a purchase or sale of the pertinent security, furnish the President of the Trust with a written report concerning such transaction, setting forth the information specified in Section VI.B hereof.

VI.	REPORTING PROCEDURES

A.	Except as provided by Section VI.E hereof, every Access Person shall report to the President of the Trust or a designee of the President the information described in Sections VI.B and VI.C hereof with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in a covered security, provided, however, that any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

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B.	Initial Holdings Report. Each Access Person, within ten (10) days of becoming an Access Person, shall report to the President of the Trust or a designee of the President the following information:

1.       The title, the type, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.       The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became and Access Person; and

3.       The date that the report is submitted by the Access Person.

C.	Quarterly Transactions Report. Every report required to be made pursuant to Section VI.A hereof shall be made not later than ten business days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information for all transactions during such calendar quarter:

1.	With Respect to Transactions During the Quarter In Covered Securities:

a)	The date of transaction, the title, the type, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c)	The price at which the transaction was effected;

d)	The name of the broker, dealer or bank with or through which the transaction was effected; and

e)	The date that the report is submitted by the Access Person.

2.	With Respect to Accounts In Which Any Securities Were Held:

a)	The name of the broker, dealer or bank with whom the Access Person established the account;

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b)	The date the account was established; and

c)	The date that the report is submitted by the Access Person.

D.	Annual Holdings Report. Access Persons must report the following information to the President of the Trust on an annual basis no later than 20 calendar days after December 31 of each year:

1.       The title, the type, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial interest;

2.       The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.       The date that the report is submitted by the Access Person.

In the event that no securities are held as of December 31, the report should specify that securities were not held as of such date. This report should include all securities and other financial property, including book entry shares held at companies, broker/dealers, investment advisers or other institutions and physically issued certificates held in a safe deposit box, at one’s home, or in the trust department of a bank or trust company.

E.	Notwithstanding the provisions of Sections VI.A and VI.C hereof,

1.       No person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control;

2.       A Trustee of the Trust who is not an interested person of the Trust and who would be required to report solely by reason of being a Trustee of the Trust is not required to make:

a)	An Initial Holdings Report under Section VI.B or an Annual Holdings Report under Section VI.D; and

b)	A Quarterly Transactions Report under Section VI.C, unless the Trustee knew, or in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that during the 15-day period immediately before or after the Trustee’s transaction in a Covered Security, the Trust purchased or sold the

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Covered Security, or the Trust or its Investment Adviser considered purchasing or selling the Covered Security.

3.       A Trustee of the Trust who is not an interested person of the Trust and who would be required to pre-clear transactions solely by reason of being a Trustee of the Trust is not required to obtain any such pre-clearance.

4.       No report is required from an Access Person of an investment company registered under the ICA if such investment company is a money market fund or an investment company that does not invest in Covered Securities.

5.       No Quarterly Transactions Report is required from an Access Person of the Trust if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust, its Investment Adviser, Administrator or its Principal Underwriter with respect to that Access Person, if all of the information required to be contained in the Quarterly Transactions Report is contained in such broker trade confirmations or account statements that are received within ten days after the end of the calendar quarter.

VII.	REVIEW PROCEDURES

A.	The reports submitted by Access Persons pursuant to Section VI.C hereof shall be reviewed at least quarterly by the Chief Compliance Officer of the Investment Adviser and the President of the Trust, or such other persons or committees as shall be designated by the Chief Compliance Officer of the Investment Adviser and President of the Trust, in order to monitor compliance with this Code of Ethics. The persons reviewing the reports will document such review by certifying on a quarterly basis that such review has been completed and whether any violations of the Code of Ethics were detected. The President or Chief Compliance Officer shall report all failures to comply with this Code of Ethics to the Board of Trustees.

B.	If it is determined by the Chief Compliance Officer of the Investment Adviser or President of the Trust that a violation of this Code of Ethics has occurred and that the person violating this Code of Ethics has purchased or sold a security at a more advantageous price than that obtained by the Trust, such person shall be required to offer to sell to or purchase from the Trust, as the case may be, such security at the more advantageous price. If this cannot be consummated, then the Chief Compliance Officer of the Investment Adviser or President of the Trust shall take such other course of action as it may deem appropriate. With respect to any violation of this Code of Ethics, the Board of Trustees may take any preventive, remedial or other action which it may deem appropriate. In determining whether or not there has been, or may be, a conflict of interest between the Trust and any

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person subject to this Code of Ethics, the Board of Trustees shall consider all of the relevant facts and circumstances.

C.	At least annually, the Trust shall furnish to the Board of Trustees a written report that:

1.       Describes any issues arising under this Code of Ethics or procedures adopted in furtherance thereof, including but not limited to, any information about material violations of this Code of Ethics, procedures adopted in furtherance thereof, and sanctions impose in response to such material violations; and

2.       Certifies that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

D.	The records created and maintained under this Code of Ethics shall be maintained as follows:

1.       All approvals of the purchase of securities in a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

2.       A copy of each Code of Ethics for the Trust, the Investment Adviser and Principal Underwriter in effect at any time in the last five years must be maintained in an easily accessible place.

3.       A copy of any records of violations of the Code of Ethics or any action taken as a result of a violation must be maintained in an easily accessible place for five years after the end of the fiscal year in which the violation occurs.

4.       All Initial Holdings Reports, Quarterly Transactions Reports and Annual Holdings Reports from Access Persons, and all reports from the Trust, its investment adviser(s) and its principal underwriter, shall be maintained for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

5.       A record of all persons currently or within the past five years who are or were required to make reports and persons designated to review the reports required under this Code of Ethics shall be maintained in an easily accessible place for at least five years.

6.       All certifications of review by the persons designated to review the reports required under this Code of Ethics shall be maintained in an easily accessible place for at least five years.

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VIII.	Audit Committee Financial Expert for the Trust

The Audit Committee of the Trust must include at least one financial expert who is independent of management.

IX.	EXECUTIVE GUIDELINES CONCERNING CORPORATE GOVERNANCE

This section of the Code of Ethics is to ensure that the principal executive officers, principal financial officers, principal accounting officers or controllers, or persons performing similar functions, regardless of whether these persons are employed by the Trust, the Investment Adviser or a third party, promote professional conduct in the practice of corporate governance and management (the “Executives”). The Executives hold an important and elevated role in corporate governance because they are uniquely capable and empowered to ensure that all stockholders interests are appropriately balanced, protected and preserved. This section provides principles to which the Executives are expected to adhere and advocate.

The purpose behind these guidelines is to promote i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Trust; iii) compliance with applicable governmental laws, rule and regulations; iv) the prompt internal reporting of violations of this Code of Ethics to an appropriate person or persons identified in this Code of Ethics; and v) accountability for adherence to this Code of Ethics. All Executives will:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	Provide shareholders with information that is accurate, complete, objective, relevant, timely and understandable.

3.	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

5.	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

6.	Take reasonable efforts to keep confidential from non-trading employees of the Investment Adviser, Trust, and Broker-Dealer information about trading by the Trust.

7.	Confidential information acquired in the course of one’s work will not be used for personal advantage.

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8.	Share knowledge and maintain skills important and relevant to the Trust’s and the Investment Adviser’s needs.

9.	Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

10.	Achieve responsible use of and control over all assets and resources employed or entrusted.